FOR IMMEDIATE RELEASE

Norfolk Southern reports second-quarter 2018 results

Records for second-quarter operating income, operating ratio, net income and earnings per share

NORFOLK, Va., July 25, 2018 – Norfolk Southern Corporation (NYSE: NSC) today reported record second-quarter financial results.

Net income was $710 million, up 43 percent year-over-year, a result of an 18 percent increase in income from railway operations and a lower effective income tax rate. Diluted earnings per share were $2.50, up 46 percent year-over-year and a second-quarter record.

“Our second-quarter results reflect strong growth in our business and our sustained commitment to improving financial performance” said James A. Squires, Norfolk Southern chairman, president, and CEO. “We are committed to delivering financial results that benefit our shareholders and service that benefits our customers.”

Second-quarter summary

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Railway operating revenues of $2.9 billion increased 10 percent compared with second-quarter 2017, as overall volumes were up 6 percent reflecting growth in all three major commodity categories of intermodal, merchandise and coal.

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Railway operating expenses increased $107 million, or 6 percent, to $1.9 billion compared with the same period last year largely a result of higher fuel prices, higher incentive compensation, and increased costs associated with overall lower network velocity offset, in part, by refund claims for prior years’ employment taxes paid on equity awards.

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Income from railway operations was $1.0 billion, an increase of 18 percent year-over-year, a record for any quarter. The railway operating ratio, or operating expenses as a percentage of revenues, was 64.6 percent, a second-quarter record.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-looking statements
This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:
Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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